UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under The Securities Exchange Act of 1934
(AMENDMENT NO. 10)*

Alliance HealthCare Services, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

08606103
(CUSIP Number)

Todd Molz Managing Director and General Counsel Oaktree Capital Group Holdings GP, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 (213) 830-6300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 29, 2016
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Principal Opportunities Fund IV, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Principal Opportunities Fund IV GP, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON PN
* Solely in its capacity as the general partner of OCM Principal Opportunities Fund IV, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Principal Opportunities Fund IV GP Ltd. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the general partner of OCM Principal Opportunities Fund GP, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Fund GP I, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON PN
* Solely in its capacity as the sole shareholder of OCM Principal Opportunities Fund IV GP Ltd.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Capital I, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON PN
* Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: OCM Holdings I, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Holdings, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Capital Group, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the managing member of Oaktree Holdings, LLC.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Oaktree Capital Group Holdings GP, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the manager of Oaktree Capital Group, LLC.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: MTS Health Investors II, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON PN

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: MTS Health Investors II GP, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the general partner of MTS Health Investors II, L.P.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: MTS Health Investors II GP Holdings, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒* (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS Not Applicable
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0*
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0*
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO
* Solely in its capacity as the managing member of MTS Health Investors II GP, LLC.

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Alliance-Oaktree Co-Investors, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Alliance-MTS Co-Investors I, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC, OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO

CUSIP No. 08606103

1.	NAMES OF REPORTING PERSONS: Alliance-MTS Co-Investors II, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS - (ENTITIES ONLY):
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC, OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER None
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER None
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0%
14.	TYPE OF REPORTING PERSON OO

This Amendment No. 10 amends and supplements items number 4 and 5 of the statement on Schedule 13D, dated March 23, 2007 (as amended and supplemented, the “Statement”), initially filed with the Securities and Exchange Commission on March 26, 2007 by OCM Principal Opportunities Fund IV, L.P., OCM Principal Opportunities Fund IV GP, L.P., OCM Principal Opportunities Fund IV GP Ltd., Oaktree Capital Management, LLC, MTS Health Investors II, L.P., MTS Health Investors II GP, L.P,  and MTS Health Investors Holdings GP Holdings, LLC. Other than as set forth in this Amendment, all other information remains accurate and in effect. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Statement.

Item 4.	Purpose of Transaction.

Item 4 is hereby supplemented to add the following information at the end of this item:

On March 29, 2016 (the “Closing Date”), the transactions contemplated by the Stock Purchase Agreement, dated September 16, 2015 (such Stock Purchase Agreement, as amended, the “Purchase Agreement”), by and among Fujian Thai Hot Investment Co., Ltd, an entity organized under the laws of the People’s Republic of China (the “Parent”), OCM Fund, MTS, OCM LLC, MTS I LLC, MTS II LLC and Larry C. Buckelew (“Buckelew” and, together with OCM Fund, MTS, OCM LLC, MTS I LLC, MTS II LLC, the “Sellers”) were consummated (such consummation, the “Closing”).  In accordance with the Purchase Agreement, upon the Closing, (i) the Sellers sold to THAIHOT Investment Company Limited, an entity organized under the laws of the Cayman Islands (“Purchaser”) and assignee of certain of Parent’s rights and obligations under the Purchase Agreement, an aggregate of 5,537,945 shares of Common Stock held by the Sellers (the “Shares”) on the terms set forth in the Purchase Agreement and (ii) Michael P. Harmon, Aaron A. Bendickson and Curtis S. Lane, who were the members of the Board of Directors of the Issuer designated by the Sellers (other than Buckelew), resigned as directors.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated in its entirety as follows:

(a)-(b)

None of the Reporting Persons beneficially own any shares of any class of equity security of the Issuer registered pursuant to Section 12 of the Exchange Act.

(c)

On the Closing Date, the Closing occurred and in connection therewith, among other things, the Sellers sold the Shares to the Purchaser.

(e)

On the Closing Date, the Closing occurred and in connection therewith, among other things, the Sellers sold the Shares to the Purchaser.  As a result, on the Closing Date, the Reporting Persons ceased to beneficially own more than five percent (5%) of any class of equity security of the Issuer registered pursuant to Section 12 of the Exchange Act.

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2016

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P., its General Partner
By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P, the Director

By:	/s/ Michael P. Harmon
	Name:	Michael P. Harmon
	Title:	Managing Director

By:	/s/ Amy Rice
	Name:	Amy Rice
	Title:	Senior Vice President

OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P, the Director

By:	/s/ Michael P. Harmon
	Name:	Michael P. Harmon
	Title:	Managing Director

By:	/s/ Amy Rice
	Name:	Amy Rice
	Title:	Senior Vice President

OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.

By:	OAKTREE CAPITAL MANAGEMENT, L.P, the Director

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director

By:	/s/ Philip McDermott
	Name:	Philip McDermott
	Title:	Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director

By:	/s/ Philip McDermott
	Name:	Philip McDermott
	Title:	Vice President

OAKTREE CAPITAL I, L.P.

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director

By:	/s/ Philip McDermott
	Name:	Philip McDermott
	Title:	Vice President

OCM HOLDINGS I, LLC

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director

By:	/s/ Philip McDermott
	Name:	Philip McDermott
	Title:	Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director

By:	/s/ Philip McDermott
	Name:	Philip McDermott
	Title:	Vice President

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director

By:	/s/ Philip McDermott
	Name:	Philip McDermott
	Title:	Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Lisa Arakaki
	Name:	Lisa Arakaki
	Title:	Managing Director

By:	/s/ Philip McDermott
	Name:	Philip McDermott
	Title:	Vice President

MTS HEALTH INVESTORS II, L.P.

By:	MTS HEALTH INVESTORS II GP, LLC, ts General Partner
By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
	Name:	Curtis S. Lane
	Title:	Senior Managing Director

MTS HEALTH INVESTORS II GP, LLC

By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
	Name:	Curtis S. Lane
	Title:	Senior Managing Director

MTS HEALTH INVESTORS II GP HOLDINGS, LLC

By:	/s/ Curtis Lane
	Name:	Curtis S. Lane
	Title:	Senior Managing Director

ALLIANCE-OAKTREE CO-INVESTORS, LLC

By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P., its Managing Member
By:	OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD., its General Partner
By:	OAKTREE CAPITAL MANAGEMENT, L.P., the Director

By:	/s/ Michael P. Harmon
	Name:	Michael P. Harmon
	Title:	Managing Director

By:	/s/ Amy Rice
	Name:	Amy Rice
	Title:	Senior Vice President

ALLIANCE-MTS CO-INVESTORS I, LLC

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner

By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
	Name:	Curtis S. Lane
	Title:	Senior Managing Director

ALLIANCE-MTS CO-INVESTORS II, LLC

By:	MTS HEALTH INVESTORS II GP, LLC, its General Partner

By:	MTS HEALTH INVESTORS II GP HOLDINGS, LLC, the Class A Member

By:	/s/ Curtis Lane
	Name:	Curtis S. Lane
	Title:	Senior Managing Director